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                                   EXHIBIT 99

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS


     In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements"1 by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. Swift Transportation Co., Inc. ("Swift") intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

     To qualify oral forward-looking statements for protection under the PSLRA, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Swift provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the PSLRA.

     As to Swift's business and financial performance generally, important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following: (i) excess capacity in the trucking industry; (ii) significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, to the extent not offset by increases in freight rates or fuel surcharges; (iii) difficulty in attracting and retaining qualified drivers and owner operators, especially in light of the current shortage of qualified drivers and owner operators; (iv) recessionary economic cycles and downturns in customers' business cycles, particularly in market segments and industries (such as retail and manufacturing) in which the Company has a significant concentration of customers; (v) seasonal factors such as harsh weather conditions that increase operating costs; (vi) increases in driver compensation to the extent not offset by increases in freight rates; (vii) the inability of the Company to continue to secure acceptable financing arrangements; (viii) the ability of the Company to continue to identify acquisition candidates that will result in successful combinations; (ix) an unanticipated increase in the number of claims for which the Company is self insured; (x) a significant reduction in or termination of the Company's trucking services by a key customer; (xi) the loss of key executives; (xii) new or more comprehensive regulations with respect to fuel emissions, hours in service, or ergonomics; (xiii) a spill or other accident involving hazardous substances; and (xiv) the depressed market for used equipment, particularly tractors.

     With respect to Swift's pending merger with M.S. Carriers, these factors include, but are not limited to, the following: (i) the failure of Swift's or M.S. Carriers' stockholders to approve the merger; (ii) the risk that the merger will not be completed due to the failure of one or more of the conditions to which it remains subject; (iii) the risk that the business will not be integrated successfully; (iv) the risk that the revenue and other synergies and cost savings anticipated to result from the merger may not be fully realized or may take longer to realize than expected; (v) the significant expenses that will be incurred in connection with the merger, to the extent not offset by synergies and cost savings; (vi) the risk that the merger will not be accretive to earnings within the time period estimated by management or at all; (vii) disruption from the merger making it more difficult to maintain relationships with customers, employees, or suppliers; and (viii) increased competition and its effects on pricing, spending, third-party relationships and revenues. In addition
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to the factors set forth above, Swift intends to accrue pre-tax claims reserves in the range of $9.0 to $13.0 million in the quarter in which the merger is completed. This expected increase in claims reserves would decrease quarterly and annual earnings per share of the combined company by approximately $0.06 to $0.09 per share.

     Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, Swift undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.


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1.       "Forward-looking statements" can be identified by use of words such as
         "expect," "believe," "estimate," "project," "forecast," "anticipate," "plan," and similar expressions.